EXHIBIT 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT made as of the 20th day of October, 2023.

BETWEEN:

PARDEEP NIJHAWAN MEDICINE PROFESSIONAL CORPORATION, a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to collectively as the “Lender”)

- and -

EDESA BIOTECH, INC., a corporation incorporated under the laws of the Province of Ontario
(hereinafter referred to as the “Borrower”)

RECITALS:

A.	The Borrower has requested that the Lender provide an unsecured revolving credit facility more particularly described in this Agreement, to be available and used for the purposes specified in this Agreement.

B.	The Lender has agreed to provide the Borrower with such credit facility upon and subject to the terms and conditions herein set forth.

NOW THEREFORE in consideration of the covenants and agreements herein contained and for other consideration, the receipt and sufficiency of which are acknowledged, the parties hereto covenant and agree as follows:

Article 1
DEFINITIONS

1.1	Definitions:

In this Agreement, including, without limitation, in the recitals to this Agreement, the following capitalized words, terms and expressions have the respective meanings set out below:

(a)	“Accordion Increase” has the meaning given to it in Section 2.5;

(b)	“Advance” means any amount of money or credit advanced, deemed advanced or to be advanced (as the context requires) by the Lender to the Borrower pursuant to this Agreement by way of loan in United States Dollars on which interest shall be calculated and payable in accordance with the applicable provisions of this Agreement with reference to the Base Rate;

(c)	“Advance Date” means the date of an Advance under the Facility;

(d)	“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise;

(e)	“Agreement”, “this Agreement”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions used herein shall refer to the whole of this Credit Agreement and any schedule hereto, as amended from time to time;

(f)	“Applicable Accounting Principles” means US GAAP;

(g)	“Applicable Law” shall mean, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty, directive or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter, and shall also include any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

(h)	“Base Rate” means the annual rate of interest established by the Canadian Imperial Bank of Commerce (“CIBC”) and in effect on such day as the reference rate it will use to determine the rate of interest charged on United States Dollar loans to customers in Canada, and designated by CIBC as its CIBC US Base-Interest Rate;

(i)	“Borrower” means Edesa Biotech, Inc., and its successors and permitted assigns;

(j)	“Borrowing Base” at any time means 85% of the Eligible Accounts Receivable reported in the most recent Borrowing Base Report provided by the Borrower to the Lender;

(k)	“Borrowing Base Report” at any time means a report of Borrower substantially in a form acceptable to the Lender, signed by an authorized signatory of the Borrower setting out a statement as at such time of (i) the items that comprise the Borrowing Base and (ii) the calculation of the Borrowing Base;

(l)	“Borrowing Base Shortfall Amount” has the meaning given to it in Section 4.4;

(m)	“Borrowing Notice” has the meaning given to it in Section 2.4;

(n)	“Business Day” means each day other than a Saturday, Sunday or any day on which the chartered banks are not open for business in the Province of Ontario;

(o)	“Change in Control” means and shall be deemed to have occurred if any Person or group of Persons “acting in concert” (as contemplated by clause (b) of the definition of “control person” contained in the Securities Act (Ontario) and as interpreted by Applicable Law) shall at any time have acquired direct or indirect beneficial ownership of voting common shares of the Borrower having attributed to it a sufficient number of the outstanding votes attached to all of the issued and outstanding voting common shares of the Borrower to “affect materially the control” (as contemplated by the definition of “control person” contained in the Securities Act (Ontario)) of the Borrower;

(p)	“Closing” means the time when the Lender confirms to the Borrower that each of the conditions precedent to closing set forth in Section 5.1 have been met or (to the extent not met) conditionally or unconditionally waived (as the case may be) by the Lender to permit closing to occur;

(q)	“Closing Date” means the date on which the Closing occurs;

(r)	“Contract Rate” has the meaning given to it in Section 3.3(d);

(s)	“Contract Rate Basis” has the meaning given to it in Section 3.3(d);

(t)	“Confidential Information” has the meaning given to it in Section 10.12;

(u)	“Contribution Agreement” the Government of Canada Strategic Innovation Fund contribution agreement with Edesa Biotech Research, Inc. a wholly-owned subsidiary of the Borrower, and the Borrower, as guarantor, dated as of October 12, 2023;

(v)	“Credit Limit” means the commitment amount the Lender has agreed to make available to the Borrower under Facility, being USD 3,500,000, as such amount may be modified, increased, reduced or cancelled from time to time pursuant to the provisions of this Agreement;

(w)	“Damages” in respect of any matter, means all claims, demands, proceedings, losses, damages and liabilities that are reasonably foreseeable, and deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement), arising directly or indirectly as a consequence of such matter;

(x)	“Default” means any event, act or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(y)	“Eligible Accounts Receivable” means amounts receivable of the Borrower owing by the SIF based on submitted SIF claims, amounts receivable of the Borrower in respect of commodity tax filings and licensing agreements, and any other accounts receivable as reported in the 10-Q or 10-K of the Borrower;

(z)	“Event of Default” has the meaning given to it in Section 8.1;

(aa)	“Facility” has the meaning given to it in Section 2.1;

(bb)	“Lender” means Pardeep Nijhawan Medicine Professional Corporation, and its successors and permitted assigns;

(cc)	“Loan Documents” at any time means, collectively, this Agreement and each undertaking or other document executed and delivered to or for the benefit of the Lender pursuant to or otherwise in connection with this Agreement at or before such time;

(dd)	“Material Adverse Effect” means any change, condition, event or occurrence, as determined by the Lender, in its sole discretion but acting reasonably, in respect of the Borrower that, individually or in the aggregate, has been, or could reasonably constitute or be expected to constitute, a material adverse change, which involves a reasonable possibility of any change, condition, event or occurrence which, when considered either individually or together with all other changes, conditions, events or occurrences, could reasonably be expected to materially and adversely affect the financial condition, results of operations, business, assets, capital or prospects of the Borrower or a material adverse effect on the ability of the Borrower to perform its obligations under the this Agreement; for the purpose of greater certainty, a Material Adverse Effect includes, but is not limited to, any actions, suits or proceedings, pending or, threatened, other than actions, suits or proceedings involving a claim of less than $100,000;

(ee)	“Maturity Date” means the date which is the earlier of:

(i)	March 31, 2026; and

(ii)	such earlier date based on termination by either party with 90 days notice.

(ff)	“Obligations” means all obligations, debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Lender arising under, pursuant to or otherwise in respect of this Agreement, whether arising from dealings between the Lender and the Borrower or from any other dealings or proceedings by which the Lender may be or become in any manner whatever a creditor of the Borrower under or in connection with any Loan Document, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety and all interest, fees, legal and other costs, charges and expenses relating thereto;

(gg)	“Permits” has the meaning given to it in Section 6.1(m);

(hh)	“Person” is to be broadly interpreted and shall include an individual, a corporation, a partnership, a trust, an unincorporated organization, a joint venture, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

(ii)	“SIF” means the Government of Canada’s Strategic Innovation Fund;

(jj)	“SIF Payment” has the meaning given to it in Section 4.1(a);

(kk)	“SIF Shortfall” has the meaning given to it in Section 4.1(b);

(ll)	“Standby Fee” has the meaning given to it in Section 3.2;

(mm)	“Term Sheet” means the binding commitment term sheet dated as of October 12, 2023 entered into between the Borrower and Pardeep Nijhawan;

(nn)	“United States Dollars” or “USD” each means dollars which are the lawful currency of the United States of America; and

(oo)	“US GAAP” means, at any time, generally accepted accounting principles in effect consistently applied in the United States of America (including the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States).

Article 2
CREDIT FACILITY

2.1	Establishment of Revolving Credit Facility

In reliance upon the representations, warranties and covenants of the Borrower herein contained and subject to the terms and conditions herein set forth, the Lender hereby establishes in favour of the Borrower a unsecured revolving credit facility (the “Facility”) in the maximum amount equal to Credit Limit. The Facility shall be used to finance working capital needs of the Borrower and general corporate purposes.

2.2	Credit Limit

The Borrower shall ensure that the aggregate principal amount of all Advances outstanding under the Facility shall not, at any time, exceed the lesser of (i) the Credit Limit and (ii) the amount equal to the Borrowing Base at such time.

2.3	Availability of Facility

During the period from an including the Closing Date to and including the Business Day immediately prior to the Maturity Date, the Borrower may borrow, repay and reborrow Advances under the Facility on a revolving basis upon and subject to the terms and conditions hereof. Amounts repaid under the Facility may be reborrowed.

2.4	Notice of Advances

The Borrower shall give written notice to the Lender at least three (3) Business Days prior the date of any requested Advance under the Facility (each such notice, a “Borrowing Notice”).

2.5	Accordion Feature

Subject to the provisions of this Agreement, upon written request from the Borrower, the Lender shall, from time to time, increase the Credit Limit (each such increase, an “Accordion Increase”), provided that:

(a)	each representation and warranty deemed to be repeated under Article 6 is true, accurate and complete in all respects as of the date of any Accordion Increase as though made on and as of each such date (except for those representations and warranties which speak solely as of an earlier date, in which event those representations and warranties must be true and accurate in all material respects or in all respects, respectively, as of such earlier date);

(b)	the Borrower has compiled with all Applicable Laws in respect of such Accordion Increase;

(c)	no Default has occurred that is continuing on the date of any Accordion Increase, nor would any Default result after giving effect to the requested increase; and

(d)	the total aggregate amount of all Accordion Increases to the Credit Limit an shall not exceed USD 6,500,000 in the aggregate.

Article 3
INTEREST

3.1	Interest on Advances

The Borrower shall pay interest on the outstanding principal amount of each Advance borrowed by it under the Facility calculated and payable from the Advance Date of such Advance until the date it is due to be repaid hereunder at a percentage rate per annum equal to the Base Rate plus three percent (3%) per annum.

3.2	Standby Fee

The Borrower shall pay to the Lender a monthly standby fee (the “Standby Fee”) in relation to its commitment under the Facility for the period from and including the Closing Date to the Business Day immediately prior to the Maturity Date, calculated at one and one-half percent (1.5%) per annum on the difference between: (i) the Credit Limit at such time and (ii) the principal amount of outstanding Advances on last Business Day of the month for the month in which the calculation is being made. The Standby Fee shall accrue daily from the Closing Date and shall be payable monthly in arrears on the last Business Day of each month to occur after the Closing Date and on the Maturity Date.

3.3	Calculation and Payment of Interest and Fees

(a)	Interest on Advances shall be calculated daily and payable in arrears on the date such Advances are required to be repaid pursuant to Section 4.1, commencing on the first of such date to occur after the Closing Date.

(b)	All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment, and interest shall accrue on overdue interest, if any, compounded on each the date such Advances are required to be repaid pursuant to Section 4.1.

(c)	All computations of interest or fees “per annum” shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest. Interest shall accrue on each Advance for the day on which such Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which such Advance or such portion is paid.

(d)	For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of this Agreement at a rate or percentage (the “Contract Rate”) for any period that is less than a consecutive twelve (12) month period, such as a 360 or 365 day basis, (the “Contract Rate Basis”), is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive 12 month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis.

(e)	The rates of interest, discount and fees stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(f)	In the event that any provision of this Agreement would oblige the Borrower to make any payment of interest or any other payment that is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate that would be prohibited by Applicable Law or would result in a receipt by Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, firstly by reducing the amount or rate of interest otherwise required to be paid under Section 3.1, and thereafter, by reducing any fees, commissions, premiums and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada). If, notwithstanding the provisions of this Section 3.3(f) and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then such excess shall be applied by the Lender to the reduction of the principal balance of the Advances outstanding and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower. Any amount or rate of interest referred to in this Section 3.3(f) shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination.

Article 4
REPAYMENT AND PREPAYMENT

4.1	Repayment

(a)	The principal amount of each Advance outstanding under the Facility, together with accrued interest thereon up to the repayment date, shall be repaid by the Borrower to the Lender within five (5) Business Days of the Borrower receiving funds from the SIF (such receipt of funds, a “SIF Payment”) and the Facility shall after each such repayment remain undrawn for a period of no fewer than one (1) Business Day.

(b)	Notwithstanding the foregoing, the total amount on account of principal outstanding under the Facility required to be repaid by the Borrower within 5 Business Days of the Borrower receiving a SIF Payment shall not exceed the amount of funds actually received by the Borrower from the SIF in respect of such SIF Payment. Any amount in respect of principal outstanding under the Facility in excess of the amount of the SIF Payment (such excess amount a “SIF Shortfall”) shall be repaid by the Borrower within five (5) Business Days of the following SIF Payment. If a SIF Shortfall occurs, the Borrower shall be permitted to continue to borrow Advances under the Facility until five (5) Business Days after the following SIF Payment.

(c)	Any amount in respect of accrued interest in excess of a SIF Payment, after taking into account the repayment of outstanding principal required to be repaid at such time, shall be repaid by the Borrower in cash within five (5) Business Days of such SIF Payment.

(d)	On the Maturity Date, the Borrower shall pay to the Lender the entire remaining unpaid balance of all Advances then outstanding under the Facility, together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto.

4.2	Voluntary Repayment

The Borrower shall have the right at any time and from time to time to prepay all or any portion of each Advance made to it under each Facility, without premium or penalty. Such right may only be exercised if the Borrower delivers written notice to the Lender at least one day prior to the proposed repayment date. Each Advance under the Facility voluntarily repaid pursuant to this Section 4.2 shall not affect the Credit Limit.

4.3	Cancellations of the Credit Limit

The Borrower shall have the right at any time and from time to time to permanently cancel, without premium or penalty, all or any unused portion of a Facility. Subject to the next sentence, such right may only be exercised by the Borrower delivering written notice to the Lender of the proposed effective date of cancellation (which must be no less than five (5) Business Days thereafter) and the amount of the Facility to be cancelled. The Credit Limit shall permanently be cancelled and reduced on the effective date of each such cancellation in the amount so cancelled. On the date of each reduction of the Credit Limit of the Lender under the Facility, the Borrower shall repay to the Lender such amount as may be required to ensure that the aggregate principal amount of all Advances outstanding under the Facility does not exceed the Credit Limits under the Facility at that time after giving effect to that reduction. The Credit Limit shall reduce to nil on the Maturity Date.

4.4	Mandatory Prepayment

To the extent the aggregate principal amount of all Advances outstanding under the Facility at any time exceeds the lesser of (i) the Credit Limit and (ii) the amount equal to the Borrowing Base at such time (such excess amount, a “Borrowing Base Shortfall Amount”), the Borrower shall make a prepayment of the Facility in an amount equal to the Borrowing Base Shortfall Amount within ten (10) Business Days.

4.5	Time, Place and Currency of Payment

Payments of principal, interest, Standby Fees, fees and all other amounts payable by the Borrower to the Lender under this Agreement shall be paid in the currency in which it is due for value at or before 2:00 p.m. (Toronto time) on the day such payment is due. If any such day is not a Business Day, such amount shall be deemed for purposes of this Agreement to be due on the Business Day next following such day, and any such extension of time shall be included in the computation of any interest of fees payable under this Agreement. Any payments received by the Lender after 2:00 p.m. (Toronto time) on the day payable shall be deemed to have been made and to have been received by the Lender on the next Business Day. All payments hereunder shall be made to the Lender by wire to an account as directed by the Lender.

4.6	Evidence of Indebtedness

The Lender will open and maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lender hereunder. The Lender will enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts will constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to all Advances and all other amounts owing by the Borrower to the Lender hereunder. The Lender shall provide copies of such accounts to the Borrower upon the Borrower’s reasonable request.

Article 5
CONDITIONS PRECEDENT

5.1	Conditions Precedent to Effectiveness of this Agreement and to Initial Advance

The Lender shall not be obliged to make the initial Advance available under this Agreement unless and until each of the following conditions has been fulfilled, satisfied and performed in a manner satisfactory to the Lender:

(a)	Officer’s Certificate. The Lender shall have received an officer’s certificate from the Borrower attaching: (a) certified copies of the constating documents of the Borrower; (b) certified copies of the resolutions of the directors of the Borrower authorizing the execution and delivery of the this Agreement and borrowing thereunder; and (c) a certificate of incumbency from the Borrower identifying all officers and directors of the Borrower with signing authority.

(b)	No Event of Default; Representations True. No Event of Default shall have occurred and be continuing or would arise immediately after provision of the requested Advance under the Facility and each of the warranties and representations made by the Borrower in this Agreement shall be true and correct on the Advance Date of the initial Advance with the same effect as if such representations and warranties had been made on and as of such Advance Date, and the Borrower shall have delivered to the Lender a certificate of an officer of the Borrower to such effect.

(c)	Borrowing Base Report. The Lender shall have received a Borrowing Base Report.

(d)	Certificate of Status. The Lender shall have received a certificate of status or good standing or its equivalent from the applicable governmental authority for the Borrower.

(e)	Fees. All fees then due and owing to the Lender hereunder have been, or are concurrently with the Closing, being paid in full.

(f)	Lender Expenses. All reasonable out-of-pocket fees, costs and expenses incurred by the Lender (including those payable to the Lender’s counsel) reimbursable hereunder and for which invoices have been presented have been, or are concurrently with the Closing, being paid in full.

(g)	Notice of Borrowing. The Lender shall have received a Borrowing Notice in respect of the requested Advance.

(h)	Borrowing Amount. The aggregate amount of the initial Advance under the Facility shall not exceed the lesser of the Credit Limit and the amount equal to the Borrowing Base at such time.

(i)	Other Documentation. The Lender shall have received such other documentation as the Lender or the Lender’s counsel may reasonably require.

Each of the conditions set forth in this Section 5.1 is for the exclusive benefit of the Lender and unless waived in writing by the Lender shall be fulfilled, satisfied and performed by the Borrower.

5.2	Conditions Precedent to Subsequent Advances

The Lender shall not be obliged to make any subsequent Advance available under this Agreement unless and until each of the following conditions has been fulfilled, satisfied and performed in a manner satisfactory to the Lender to permit such Advance to occur:

(a)	No Event of Default; Representations True. No Event of Default shall have occurred and be continuing on the date such Advance is requested or on the proposed Advance Date, nor would arise immediately after provision of the requested Advance under the Facility and each of the warranties and representations made by the Borrower in this Agreement shall be true and correct on the date such Advance is requested and as of Advance Date of the requested Advance with the same effect as if such representations and warranties had been made on and as of each such date.

(b)	Notice of Borrowing. The Lender shall have received a Borrowing Notice in respect of the requested Advance.

(c)	Borrowing Amount. The aggregate amount of the initial Advance under the Facility shall not exceed the lesser of the Credit Limit and the amount equal to the Borrowing Base at such time.

(d)	Other Terms and Conditions. Each other term and condition applicable to such Advance contained in this Agreement has been fully complied with in all respects.

Article 6
REPRESENTATIONS AND WARRANTIES

6.1	Borrower’s Representations and Warranties

In order to induce the Lender to enter into this Agreement and make the Facility available to the Borrower, the Borrower makes the following representations and warranties to the Lender as at the date hereof:

(a)	Existence and Good Standing. The Borrower is a corporation, duly and validly organized and existing under the laws of its jurisdiction of incorporation and has the legal capacity and right to own its assets and to carry on its business in each jurisdiction in which its assets are located or it carries on business.

(b)	Authority. The Borrower has the legal capacity and authority to enter into this Agreement and to do all acts and things and execute and deliver all documents as are required thereunder to be done, observed or performed by it in accordance with the terms and conditions thereof.

(c)	Due Authorization. The Borrower has taken all necessary action to authorize the execution and delivery of this, the creation and performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

(d)	Due Execution. The Borrower has duly executed and delivered this Agreement.

(e)	Enforceability. This Agreement constitutes a valid and legally binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, winding-up, dissolution, administration reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion;

(f)	No Default. No Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) or expressly waived by the Lender in writing and no Event of Default has occurred which has not been expressly waived by the Lender in writing.

(g)	Consents; No Conflict. The execution, delivery and performance by the Borrower of this Agreement and the extension of credit thereunder: (a) does not require any consent or approval of, registration or filing with, or any other action by, any governmental authority that have not been obtained, made or taken, (b) will not violate in any material respect any Applicable Law or the by-laws of the Borrower or any order of any governmental authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets (including any terms or conditions of the Contribution Agreement).

(h)	No Litigation: There are no actions, suits or proceedings pending or, to its knowledge, threatened, at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator or mediator of any kind, which involve a reasonable possibility of any material adverse change in its financial condition and, to the best of its knowledge, it is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or mediator or federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(i)	Information Provided: All information, data and reports (financial or otherwise) furnished by or on behalf of it to induce the Lender to enter into this Agreement were true, accurate and complete in all material respects at the time that they were furnished to the Lender and continue to be true as of the date hereof.

(j)	Financial Statements: The financial statements of the Borrower which have been furnished to the Lender pursuant to this Agreement or in connection with the Borrower’s request for credit, present fairly the financial condition of the Borrower and have been prepared in accordance with Applicable Accounting Principles consistently applied.

(k)	Tax Status: It has filed all tax returns which are required to be filed by it, and has paid when required by Applicable Law all taxes (if any) which have become due as shown on such returns or on any assessment received by it; its income tax liability has been assessed for all financial years to and including the financial year included in its most recent financial statements delivered to the Lender; and there is no material outstanding matter of dispute or difference between it and any federal, provincial, state, territorial or municipal taxing authority, agency or department.

(l)	Permits: The Borrower holds in good standing all permits, licences, approvals, franchises, rights-of-way, easements and entitlements (collectively, “Permits”) which it requires, or is required by Applicable Law, to hold, own, lease, license or use the property included in the business carried on by it and to carry on such business, except for such Permits the absence of which do not affect its or its rights to carry on business in such jurisdiction and, has not had, and which does not have a reasonable possibility of having, a Material Adverse Effect.

Article 7
COVENANTS

7.1	Affirmative Covenants

The Borrower covenants and agrees with the Lender, as follows:

(a)	Perform Obligations: The Borrower shall fully observe and perform its obligations under this Agreement, and all other agreements and documentation delivered hereunder, including, without limitation, duly and punctually paying all amounts payable by the Borrower at the dates and places, in the currency and in the manner specified herein.

(b)	Financial Statements and Reports: The Borrower shall deliver or cause to be delivered to the Lender:

(i)	annual audited consolidated financial statements for the Borrower within 90 days of the fiscal year end of the Borrower;

(ii)	unaudited quarterly consolidated financial statements for the Borrower within 45 days of each fiscal quarter end of the Borrower;

(iii)	as soon as practicable and in any event within 45 days of the end of each fiscal quarter end of the Borrower, a Borrowing Base Report; and

(iv)	from time to time all such further and other reports and information concerning the Borrower as the Lender may reasonably request,

provided that, that any document or report that the Borrower files with securities regulatory authorities in Canada or the United States via SEDAR+ or EDGAR shall be deemed to be delivered to the Lender for purposes of this Section 7.1(c) at the time such document or report is filed via SEDAR+ or EDGAR.

(c)	Conduct of Business. The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(d)	Compliance with Laws. The Borrower will comply in all respects with all Applicable Laws, save for non-compliance that is immaterial.

(e)	Pari Passu. The Borrower shall ensure that the payment obligations of the Borrower under this Agreement rank at least pari passu in right of payment with all of the Borrower’s present and future other unsecured and unsubordinated indebtedness, other than any such indebtedness which is preferred by mandatory provisions of Applicable Law.

(f)	Notice: The Borrower shall give prompt written notice of each of the following events to the Lender upon becoming aware of any such event:

(i)	Any Default or Event of Default; and

(ii)	any event which has caused, or which has could reasonably be expected to have a Material Adverse Effect.

(g)	Observance of Agreements. The Borrower shall duly observe the terms and conditions of and perform in a timely fashion all of its obligations under the Contribution Agreement, material contract, lease and each other agreement to which it is a party where the failure to so observe or perform such Contribution Agreement, material contract, lease or other agreement is reasonably expected to have a Material Adverse Effect and will provide to the Lender copies of any written communications delivered to it by any of the other parties thereto alleging any default or threatening the exercise of any remedy by reason of a default thereunder.

(h)	Payment of Obligations: The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its debts and liabilities of whatever nature, except when the amount or validity thereof is being contested and adequate reserves with respect thereto are maintained by the Borrower in accordance with Applicable Accounting Principles.

(i)	Use of Proceeds: The Borrower shall use the proceeds of each Advance under the Facility solely for the purposes stipulated under Section 2.1.

(j)	Further Assurances: The Borrower shall cure promptly any defects in the execution and delivery of this Agreement. The Borrower shall, at its expense, as promptly as practical, execute and deliver to the Lender, upon request, any other and further documents, agreements and instruments required by the covenants and agreements of the Borrower in this Agreement, all as may be necessary in connection therewith.]

7.2	Negative Covenants

The Borrower covenants and agrees with the Lender, that:

(a)	No Merger; Amalgamation. The Borrower will not, without the prior written consent of the Lender, merge, amalgamate, divide, or otherwise enter into any other form of business combination with any other person or entity.

(b)	Transfer/Disposition: The Borrower will not, without the prior written consent of the Lender, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable, arm’s length terms.

(c)	Negative Pledge: The Borrower will not, without the prior written consent of the Lender, enter into or grant, create, assume or suffer to exist any lien, charge or encumbrance on any of its property, assets and undertaking.

Article 8
EVENTS OF DEFAULT

8.1	Events of Default

Without in any way derogating from the rights of the Lender hereunder, each of the following events shall constitute an event of default (an “Event of Default”) under this Agreement:

(a)	if the Borrower fails to pay any amount of principal, interest, fee or other amount when due and payable under this Agreement or any other Loan Document;

(b)	if the Borrower defaults in the observance or performance of any covenant or condition in this Agreement or any other Loan Document (other a payment default) and such failure continues unremedied for a period of ten (10) days after written notice to the Borrower from the Lender;

(c)	if any of the representations or warranties made or deemed to be made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with the this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(d)	if a decree or order is enacted for the Borrower’s dissolution or liquidation or the Borrower ceases or threatens to cease to carry on its business or makes an unauthorized assignment or sale of substantially all of its assets;

(e)	if the Borrower shall: (i) institute or commence proceedings to be adjudicated a bankrupt or insolvent or consent to the filing of a bankruptcy or insolvency proceeding against it, (ii) file, institute or commence or otherwise take any proceeding relating to reorganization, adjustment, arrangement, composition, compromise, stay of proceedings or relief similar to any of the foregoing under any Applicable Law regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act), (iii) consent to the filing of any such proceeding, (iv) consent to the appointment of a receiver, liquidator, trustee in bankruptcy or similar official or to the liquidation, dissolution or winding up of all or a substantial part of its property and assets, (v) make an assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) generally not be paying its debts as they come due or otherwise be insolvent, or (viii) take any corporate or other action authorizing or in furtherance of any of the foregoing;

(f)	if any proceeding is filed, instituted or commenced by any person or entity: (i) in which the Borrower is adjudicated a bankrupt or insolvent or the liquidation, reorganization, winding up, adjustment, arrangement, compromise, composition, stay of proceedings or similar relief of the Borrower under any Applicable Law regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act), or (ii) to appoint a receiver, liquidator, trustee in bankruptcy or similar official of the Borrower or of all or a substantial part of its property and assets and such proceedings are not contested within thirty (30) days of notice thereof to the Borrower;

(g)	if a Material Adverse Effect occurs;

(h)	if a Change in Control occurs;

(i)	if the Borrower defaults under any one or more agreements or documents relating to any one or more issues of debt (including, without limitation, the Contribution Agreement) and, if there is any cure period applicable to such default, such cure period lapses without the default being cured; and

(j)	if it is or becomes unlawful for either the Lender, or the Borrower, to perform any of its payment or other material obligations under this Agreement or any other Loan Document or this Agreement or any other Loan Document ceases to be valid, binding or enforceable in whole or in part.

8.2	Remedies

Upon the occurrence of an Event of Default, in addition to the rights and remedies given it by this Agreement and all those allowed by all Applicable Laws, the Lender may, at its sole option, declare all Advances under the Facility, interest, Standby Fees, and any other sums due, owing or payable hereunder to be immediately due and payable, all without presentment, demand, protest, notice of dishonour or any other demand or notice whatsoever, all of which are expressly hereby waived by the Borrower. Thereafter, the Lender may take all such steps and exercise all such remedies as may be permitted hereunder or by law or equity as it may deem necessary to protect and enforce its rights hereunder.

8.3	Remedies Cumulative

The rights and remedies of the Lender under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies, to which the Lender may be lawfully entitled for the same default or breach and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall be of no effect unless given in writing and then shall only be effective for the specific instance given and shall not be deemed to be a waiver of any subsequent default.

Article 9
COMPENSATION, SET-OFF AND INDEMNITY

9.1	Compensation and Set-Off

In addition to and not in limitation of any rights now or hereafter granted to the Lender under Applicable Law, if an Event of Default occurs, the Lender is authorized at any time and from time to time to the fullest extent permitted by law, without notice to the Borrower, or to any other Person (any such notice being expressly waived by the Borrower), to set off and to apply any and all indebtedness at any time owing by the Lender to or for the credit of or for the account of the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to the Lender under this Agreement including, without limitation, all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not the Lender has made any demand under this Agreement. Without any obligation or liability on its part, the Lender will attempt in good faith to advise the Borrower of the Lender’s exercise of any of its rights under this Section 9.1 but in no event shall failure to do so affect the legality, validity or existence of the exercise of such offset.

9.2	Indemnification

The Borrower does hereby agree that it will indemnify and hold harmless and pay promptly to the Lender the amount of any Damages arising from or in connection with:

(a)	Breach of Representations or Warranties: Any breach of any representation or warranty in this Agreement or in any certificate delivered in connection with the Agreement, without giving effect to any supplementary disclosures made after Advance Date of any Advance unless the subsequent disclosure is one made in compliance with the terms and conditions of this Agreement with respect to ongoing disclosure; and

(b)	Breach of Covenants: Any breach by the Borrower in the performance of its covenants or obligations in this Agreement or in any certificate or document delivered pursuant to this Agreement or any of them.

Article 10
GENERAL PROVISIONS

10.1	Notices

Any notice, demand, request, consent, waiver, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the party for whom it is intended, or transmitted by email, or (except in the case of an actual or pending disruption of postal service) mailed by registered mail, and in the case of:

(a)	the Lender, addressed to it at:

Pardeep Nijhawan Medicine Professional Corporation

330 Highway 7 East, 510,
Richmond Hill, Ontario,
Canada,

L4B 3P8

Attention:	Pardeep Nijhawan, President
Email:	[**]

(b)	the Borrower, addressed to it at:

Edesa Biotech, Inc.
100 Spy Court

Markham, Ontario,

Canada

L3R 5H6

Attention:	Stephen Lemieux, Chief Financial Officer
E-Mail:	[**]

Each party may, from time to time, change its address or stipulate another address from the address described above in the manner provided in this Section. The date of receipt of any such notice, demand, request, consent, agreement or approval, if served personally, shall be deemed to be the date of delivery thereof, if transmitted by email, the date of receipt shall be deemed to be the first Business Day after transmission, or if mailed as aforesaid, the date of receipt shall be deemed to be the fourth Business Day following the date of mailing. For the purposes hereof, personal service on the Borrower shall be effectually made by delivery to an officer, director or employee of the Borrower at its address set out above. If on the date of mailing or on or before the fourth Business Day thereafter, there is a general interruption in the operation of postal service in Canada which does or is likely to delay delivery by mail, to the extent possible the communications aforesaid shall be served personally or by email transmission.

10.2	Legal Fees

All reasonable and documented out of pocket expenses including legal, due diligence, insurance and other third -party expenses of the Lender in connection with the completion of the transactions contemplated herein including, without limitation, the drafting, preparation and negotiation of the agreements and other documents governing this transaction, advising the Lender thereon and closing and reporting upon the completion of the transaction (collectively, the “Fees and Disbursements”), shall be borne by the Borrower and shall be payable when due. The Fees and Disbursements are payable by the Borrower whether or not the Facility is completed or funds are advanced in connection therewith.

10.3	Waiver

No consent or waiver, express or implied, by Lender to or of any breach or default by the Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by it of its obligations hereunder. Failure on the part of the Lender to complain of any act or failure to act of the Borrower or to declare the Borrower in default, irrespective of how long such failure continues, shall not constitute a waiver by the Lender of its rights hereunder in such instance or in any subsequent instance.

10.4	Amendments

This Agreement may not be modified or amended except with the written consent of the Lender and the Borrower.

10.5	Entire Agreement

This Agreement and the other Loan Documents required to be delivered hereunder shall constitute the entire agreement between the Lender and the Borrower pertaining to the Advances and shall supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, relating thereto (including, without limitation, the Term Sheet), and there are no warranties, representations or other agreements between the Lender and the Borrower in connection with the Advances except as specifically set forth herein.

10.6	Assignment

(a)	The Lender may assign, transfer, negotiate, pledge or otherwise hypothecate to any Person (an “Assignee”), in whole or in part, the Lender’s rights and interests in, to or under this Agreement, or any of them, and any amounts due or to become due hereunder or in connection herewith (the “Assigned Rights”) (provided that, if any Assignee exercises any of the Assigned Rights, such Assignee shall agree to assume and be subject to the obligations under of this Agreement relating to the Assigned Rights) and all rights and remedies of the Lender in connection with the Assigned Rights shall be enforceable by the Assignee against the Borrower as the same would have been by the Lender but for such assignment, transfer, negotiation, pledge or hypothecation and the Borrower shall not assert against any Assignee or otherwise, any claims or equities that the Borrower may have against the Lender to delay, diminish, extinguish or otherwise affect the amount and timeliness of payment to the Assignee or the performance by the Borrower of any of the Assigned Rights.

(b)	The Borrower shall not assign any of its rights and obligations under this Agreement without the prior written consent of the Lender, which may be withheld by the Lender in its sole discretion.

10.7	No Merger

The taking of any judgment or judgments on any of the covenants herein contained or the collection or realization of any security shall not operate as a merger or affect the Lender’s rights to interest at the rate and in the same manner as herein provided.

10.8	Currency

All dollar amounts referred to herein are expressed in United States Dollars. The Borrower acknowledges that it shall be responsible for the costs (including, without limitation, bank service charges and currency exchange commissioners exchange rates) of converting funds to or from United States Dollars and hereby consents to the exchange and service charges applied by the Lender’s bank in respect of same.

10.9	No Agency, Joint Venture or Partnership

The Lender is not the partner, joint venturer, agent or representative of the Borrower and the Borrower is not the partner, joint venturer, agent or representative of the Lender for any purpose and shall not hold itself out to any Person as such.

10.10	No Limitation

None of the obligations of the Borrower hereunder shall be released or diminished in whole or in part because of any lack of capacity or authorization or any defect or error in or execution of this Agreement or any other matter or thing whatsoever.

10.11	Rights, Powers and Remedies

Each right, power and remedy of the Lender provided for herein or available at law or in equity or in any other agreement shall be separate and in addition to every other such right, power and remedy. Any one or more and/or any combination of such rights, remedies and powers may be exercised by the Lender from time to time and no such exercise shall exhaust the rights, remedies or powers of the Lender or preclude the Lender from exercising any one or more of any such rights, remedies and powers or any combination thereof from time to time thereafter or simultaneously.

10.12	Confidentiality

The Lender and the Borrower respectively agree with each other that all information and documents provided or obtained in whatever form or medium in the scope of negotiating the Term Sheet and this Agreement, including the terms thereof (collectively the “Confidential Information”), are confidential and the contents thereof will not be disclosed to any other person without the prior written consent of the respective disclosing party, other than such information and documents that:

(a)	at the time of disclosure to the recipient or thereafter are generally available to the public, other than as a result of a disclosure by a recipient of Confidential Information or any of its affiliates or representatives in breach of this Agreement;

(b)	is or were received by the recipient thereof on a non-confidential basis from a source other than the respective disclosing party if such source is not known to the recipient to be prohibited from disclosing the information to the recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the disclosing party;

(c)	was known by the recipient thereof prior to disclosure in connection with the Facility contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the recipient; or

(d)	are required to be disclosed under Canadian or United States securities laws applicable to the Borrower, including stock exchange rules, provided that the Borrower shall provide the Lender with a draft of any such disclosure for review and comment by the Lender prior to its release and shall take into account the Lender’s comment on such disclosure in good faith

10.13	Survival

All covenants, undertakings, agreements, representations and warranties made by the Borrower in this Agreement and any certificates, reports, statements, information, data, documents or instruments delivered pursuant to or in connection with the Advances, this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement, the Loan Documents and any advances of the Advances made by the Lender pursuant to this Agreement, and shall continue in full force and effect until the Obligations and all other amounts payable by the Borrower to the Lender is paid in full. The confidentiality provisions in Section 10.12 shall survive the termination of this Agreement. All representations and warranties made by the Borrower in writing shall be deemed to have been relied upon by the Lender.

10.14	Conflict

If a conflict or inconsistency exists between a provision of any of the Loan Documents and a provision of this Agreement, the provisions of this Agreement shall prevail to the extent necessary to remove such conflict. If there is a representation, warranty, covenant, agreement or event of default contained in any Loan Document, which is not contained herein, or vice versa, such additional provision shall not constitute a conflict but shall be valid and enforceable in accordance with its terms.

10.15	Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect any or all other provisions of this Agreement and where necessary, shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein; provided, however, that such provision shall not be by reason thereof be invalid, illegal or unenforceable in any other jurisdiction in which no such impediment exists.

10.16	Successors and Assigns

Subject to Section 10.6 hereof, this Agreement and each of the covenants, warranties and representations herein contained or in any certificates delivered in connection herewith by the Borrower shall enure to the benefit of the Lender, and be binding upon the Borrower and its respective successors and assigns.

10.17	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereto submits to the non-exclusive jurisdiction of the courts in the City of Toronto in the Province of Ontario, Canada.

10.18	Time of Essence

Time is of the essence of this Agreement and shall continue to be of the essence.

10.19	Headings and Interpretation

The insertion in this Agreement of headings is for convenience of reference only and shall not affect the construction, meaning, intent or interpretation of any provision.

10.20	Number and Gender

All nouns and personal pronouns relating thereto shall be read and construed as the number and gender may require and the verb shall be read and construed as agreeing with the noun and pronoun.

10.21	Execution

This Agreement may be executed (manually or by electronic signature) in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile, electronic mail (including “.pdf”, “.tif” or similar format) or any electronic signature and any counterpart so delivered shall be deemed as delivery of a manually executed counterpart hereof.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

PARDEEP NIJHAWAN MEDICINE PROFESSIONAL CORPORATION

Per:	/s/ Pardeep Nijhawan
	Name:	Pardeep Nijhawan
	Title:	President

I have the authority to bind the corporation

EDESA BIOTECH, INC.

Per:	/s/ Stephen Lemieux
	Name:	Stephen Lemieux
	Title:	Chief Financial Officer

I have the authority to bind the corporation